EXHIBIT 5.1

December 4, 2023

Palatin Technologies, Inc.

4B Cedar Brook Drive

Cranbury, New Jersey 08512

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Palatin Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-1 on the date hereof, as amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale by the selling stockholders named in the Registration Statement under the caption “Selling Stockholders” of up to 2,476,416 shares of common stock, par value $0.01 per share, of the Company, consisting of (i) 2,358,491 shares of the Company’s common stock (the “Private Warrant Shares”) that are issuable upon the exercise of warrants to purchase shares of common stock at an exercise price of $2.12 per share (the “Private Warrants”) issued by the Company to a selling stockholder in a private placement concurrent with the closing of a registered direct offering on October 24, 2023 (together, the “Offering”), for the account of the same selling stockholder pursuant to that certain securities purchase agreement, dated October 20, 2023 (the “Purchase Agreement”), and (ii) 117,925 shares of the Company’s common stock (the “Placement Agent Warrant Shares”) that are issuable upon exercise of certain warrants (the “Placement Agent Warrants”) to purchase shares of common stock at an exercise price of $2.65 per share issued by the Company on October 24, 2023, to designees of H.C. Wainwright & Co., LLC as partial compensation for acting as placement agent in the Offering.

In connection with this opinion letter, we have examined and relied upon the Registration Statement, the Company’s certificate of incorporation (as amended), and the Company’s bylaws, each as currently in effect, a certificate of good standing, issued by the Delaware Secretary of State as of a recent date, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates, and other documents submitted to us; (ii) the legal capacity, competency, and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates, and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates, and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic, or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution, and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; and (vii) that the statements contained in the certificates and comparable documents of public officials, officers, and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.

Assuming that the Private Warrants have been issued in accordance with the terms of the Purchase Agreement, the Private Warrant Shares, when issued and paid for upon the exercise of the Private Warrants in accordance with their terms and the terms of the Purchase Agreement, will be validly issued, fully paid, and nonassessable.

2.	The Placement Agent Warrant Shares, when issued and paid for upon the exercise of the Placement Agent Warrants in accordance with their terms, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to being named under the caption “Legal Matters” contained therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP